Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

CCH Holdings Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	ordinary shares, par value US$0.00001 per share	(1)	457(o)	287,500		$6.00	$1,725,000.00	0.0001531	$264.10
Fees Previously Paid	Equity	ordinary shares, par value US$0.00001 per share	(2)	457(o)		$		$6,900,000.00	0.0001531	$1,056.39

Total Offering Amounts:								$8,625,000.00		1,320.49
Total Fees Previously Paid:										1,056.39
Total Fee Offsets:										0.00
Net Fee Due:										$264.10

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Offering Note(s)

(1)	Includes ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option.

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.